    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 20, 1997
                                       REGISTRATION NO. 333-____________________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ____________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                              ____________________
                         CARDIOVASCULAR DYNAMICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                              ____________________

                                   DELAWARE
                                  68-0328265
                        (STATE OR OTHER JURISDICTION OF
                               (I.R.S. EMPLOYER
                        INCORPORATION OR ORGANIZATION)
                            IDENTIFICATION NUMBER)
                              ____________________

                         13700 ALTON PARKWAY, SUITE 160
                           IRVINE, CALIFORNIA  92618
                                 (714) 457-9546
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              ____________________
                               MICHAEL R. HENSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         CARDIOVASCULAR DYNAMICS, INC.
                         13700 ALTON PARKWAY, SUITE 160
                           IRVINE, CALIFORNIA  92618
                                 (714) 457-9546
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                              ____________________

                                    Copy to:
                            EDWARD M. LEONARD, ESQ.
                             CRAIG S. ANDREWS, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                             TWO EMBARCADERO PLACE
                                 2200 GENG ROAD
                          PALO ALTO, CALIFORNIA 94303
                                 (415) 424-0160
                              ____________________
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              ____________________

                        CALCULATION OF REGISTRATION FEE


============================================================================================================================
         Title of Each                   Amount             Proposed Maximum         Proposed Maximum            Amount
      Class of Securities                 to Be                 Offering                Aggregate            of Registration
        to be Registered               Registered          Price Per Share(1)       Offering Price(1)              Fee
----------------------------------------------------------------------------------------------------------------------------
 Common Stock,                       120,000 Shares             $7.625                  $915,000                  $278
 $.001 par value per share
============================================================================================================================

(1) The price of $7.625, which was the average of the high and low prices of the Common Stock on the Nasdaq National Market System on August 18, 1997, is set forth solely for the purpose of computing the registration fee pursuant to Rule 457(c).

                      ___________________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                 120,000 SHARES



                         CARDIOVASCULAR DYNAMICS, INC.
                                  COMMON STOCK

                              ____________________


         This Prospectus relates to the public offering, which is not being underwritten, of 120,000 shares of Common Stock, $.001 par value per share, of CardioVascular Dynamics, Inc. ("CVD", the "Company" or the "Registrant"). All 120,000 shares (the "Shares") may be offered by SCIMED Life Systems, Inc. ("SCIMED") or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (together with SCIMED, the "Selling Stockholders"). All of the Shares were originally issued by the Company to SCIMED pursuant to the exercise of two warrants for 40,000 and 20,000 shares, respectively, issued to SCIMED in exchange for a waiver of SCIMED's anti-dilution rights under the Stock Purchase and Technology License Agreement dated September 10, 1994 by and between the Company and SCIMED (the "SCIMED Agreement"), which converted into the right to receive 80,000 and 40,000 shares, respectively, upon the consummation of the Company's initial public offering. The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Shares are being registered by the Company pursuant to Schedule 6.1 of the SCIMED Agreement.

         The Shares may be offered by the Selling Stockholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

         The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered and sold by the Selling Stockholders.

         The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "CCVD." On August 18, 1997 the average of the high and low price for the Common Stock was $7.625.

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                                   __________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================

                 The date of this Prospectus is August 20, 1997

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 75 Park Place, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is quoted on the Nasdaq National Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 K Street N.W. Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission (File No. 0-28440) pursuant to the Exchange Act are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed on March 26, 1997;

         2. The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

         3. Definitive Proxy Statement dated April 16, 1997, filed in connection with the Company's 1997 Annual Meeting of Stockholders;

         4. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended on Form 10-K/A filed on June 13, 1997;





                                       2.

         5. The description of the Company's Common Stock, $.001 par value per share, contained in its Registration Statement on Form 8-A dated May 2, 1996, including any amendment or report filed for the purpose of updating such description; and

         6. All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering.

         Any statement contained in a document incorporated by reference herein shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written requests for copies should be directed to Dana P. Nickell, Vice President, Finance and Administration, Chief Financial Officer and Secretary, at the principal executive offices of CardioVascular Dynamics, Inc., 13700 Alton Parkway, Suite 160, Irvine, California 92618. The Company's telephone number is (714) 457-9546.





                                       3.

                                  THE COMPANY

         The principal executive offices of CVD are located at 13700 Alton Parkway, Suite 160, Irvine, California 92618. CVD's telephone number is (714) 457-9546.

                              PLAN OF DISTRIBUTION

         The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Stockholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.





                                       4.

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares of Common Stock owned by each of the Selling Stockholders. Except as indicated, none of the Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. Because the Selling Stockholders may offer all or some of the Shares which they hold pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Stockholders after completion of this offering. The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below.

                                                  Number of                                      Number of
                                                    Shares              Percent of                 Shares
                                                 Beneficially           Outstanding            Registered for
Name of Selling Stockholder                          Owned                 Shares              Sale Hereby(1)
---------------------------                      ------------          -------------         ------------------
SCIMED Life Systems, Inc.                          416,000                 4.56                    120,000


                                                  ========                 ====                   ========
   Total                                           416,000                 4.56                    120,000

____________________

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.






                                       5.

                                 LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California.


                                    EXPERTS

         The consolidated financial statements of CardioVascular Dynamics, Inc. appearing in CardioVascular Dynamics, Inc.'s Annual Report (Form 10-K/A) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.





                                       6.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee.

                    SEC Registration fee                    $   278
                    Legal fees and expenses                  15,000
                    Accounting fees and expenses              5,000
                    Miscellaneous                               722
                                                            -------
                                                            $21,000
                        Total                               =======



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VIII of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its directors, a form of which was previously filed as an exhibit to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 3, 1996. The Indemnification Agreements provide the Registrant's directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.


ITEM 16.  EXHIBITS

5.1      Opinion of Brobeck, Phleger & Harrison LLP.
23.1     Consent of Ernst & Young LLP
23.2 Consent of Brobeck, Phleger & Harrison LLP (included in the Opinion of Counsel filed as Exhibit 5.1 hereto).
24.1     Power of Attorney (included on page II-3 of this Registration
         Statement).

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and
(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 18th day of August, 1997.

                                       CARDIOVASCULAR DYNAMICS, INC.


                                       By  /s/ Michael R. Henson
                                          --------------------------------
                                          Michael R. Henson
                                          President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. Henson and Dana P. Nickell and each of them acting individually, as such person's true and lawful attorneys-in-fact and agents, each with full power of substitution, for such person, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:


Signatures                              Title                                      Date
----------                              -----                                      ----
/s/ Michael R. Henson                   President, Chief Executive                 August 18, 1997
---------------------------------       Officer and Chairman (Principal
Michael R. Henson                       Executive Officer)




/s/ Dana P. Nickell                     Vice President, Finance and                August 18, 1997
---------------------------------       Administration, Chief Financial
Dana P. Nickell                         Officer and Secretary
                                        (Principal Financial and Accounting
                                        Officer)



/s/ Franklin Brown                      Director                                   August 18, 1997
---------------------------------
Franklin Brown

Signatures                              Title                                      Date
----------                              -----                                      ----
/s/ William G. Davis                    Director                                   August 18, 1997
---------------------------------
William G. Davis



                                        Director                                   __________________, 1997
---------------------------------
Mitchell Dann



/s/ Gerard von Hoffman                  Director                                   August 18, 1997
---------------------------------
Gerard von Hoffmann



/s/ Edward M. Leonard                   Director                                   August 18, 1997
---------------------------------
Edward M. Leonard

                               Index to Exhibits

Exhibit
Number                                 Exhibit Title
------                                 -------------
 5.1       Opinion of Brobeck, Phleger & Harrison LLP
 23.1      Consent of Ernst & Young LLP
 23.2      Consent of Brobeck, Phleger & Harrison LLP (included in the Opinion of Counsel filed as Exhibit 5.1)
 24.1      Power of Attorney (included on page II-3 of this Registration Statement)